Exhibit 99.1

Maryland American Water Files Rate Request Driven by $22 Million of Investment Over Last Seven Years
Request reinforces company’s commitment to providing safe, clean, reliable and affordable service

Bel Air, M.D. (August 1, 2025) – Maryland American Water filed a request today with the Maryland Public Service Commission (PSC) for new rates, reflecting $22 million of water system investments since the company’s last rate request. The request reinforces the company’s commitment to replacing aging infrastructure and continuing to provide high-quality water service in compliance with environmental regulations for the benefit of customers.

“Our commitment to long-term investments in our water systems helps ensure we deliver the high level of service our customers deserve and expect,” said Laura Runkle, President of Maryland American Water. “These ongoing investments are vital for providing safe, clean, reliable and affordable service to the communities we serve and demonstrate our dedication to the public health and safety of those communities.”

In today’s filing, Maryland American Water’s proposed rates include a two-tiered rate structure, with lower rates for the first 2,000 gallons to promote affordability for lower-usage customers. If the company’s proposed two-tiered rates are approved, the monthly water bill for residential customers in the Town of Bel Air using 2,000 gallons per month would increase by approximately $6, and customers using 4,000 gallons per month would see an increase of approximately $29. Monthly water bills for residential customers in the company’s Severn District would increase approximately $20 per month. The company’s last rate adjustment was in 2019.

Maryland American Water also offers bill paying assistance programs that include payment plans, budget billing and, for income-eligible customers, the company’s H2O Help to Others customer assistance program. More information can be found by clicking the Customer Assistance Program link under Customer Service & Billing on the company’s website.

The proposed rates are a request only and are not final until authorized by the PSC, which conducts a thorough review of the company’s financial and operational data. Once a final decision has been made, customers will receive information regarding new rates in the mail and on the company’s website. New rates are not expected to be effective until March 2026.

Customers can participate through written comments, attendance at public comment hearings, and consumer advocacy organizations that participate in the proceedings. For more information on the company’s rate proposal and to learn how customers may participate in this process, visit marylandamwater.com and select “Your Water Rates” under the Customer Service & Billing menu.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,700 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Maryland American Water
Maryland American Water, a subsidiary of American Water, provides safe, clean, reliable and affordable water services to approximately 24,000 people.

AWK-IR

Media Contact
Marybeth Leongini
Senior External Affairs Manager
marybeth.leongini@amwater.com

###